PROSPECTUS Dated May 1, 1996                      Pricing Supplement No. 55 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-01655
Dated May 2, 1996                                       Dated December 5, 1996
                                                                Rule 424(b)(3)


                           Morgan Stanley Group Inc.
                      GLOBAL MEDIUM-TERM NOTES, SERIES D
           Euro Floating Rate Senior Bearer Notes Due December 2001


               The Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due December 2001) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will be redeemable in whole, or in part, at the option of Morgan Stanley Group Inc. at par on the Interest Payment Date in December 1998 and on each Interest Payment Date thereafter, with 30 to 60 calendar days notice, and also under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying Prospectus Supplement.

               The Notes will be issued only in bearer form, which form is further described under "Description of Notes--Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form at the option of the holder.

               The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.

PRINCIPAL AMOUNT: U.S.$400,000,000

MATURITY DATE: The Interest Payment Date in December 2001

SETTLEMENT AND DATE OF ISSUANCE: December 19, 1996

ISSUE PRICE: 99.78%

SPECIFIED CURRENCY: U.S. Dollars

BASE RATE: LIBOR

INDEX MATURITY: 3 Months

SPREAD (PLUS OR MINUS): Plus 0.15% per annum

ALTERNATE RATE EVENT SPREAD: N/A

SPREAD MULTIPLIER: N/A

COMMON CODE: 007197195

ISIN: XS0071971955

INTEREST ACCRUAL DATE: December 19, 1996

INTEREST RESET PERIODS:  The period from and including an Interest Payment
  Date to but excluding the immediately succeeding Interest Payment Date

INTEREST RESET DATES: Each Interest Payment Date


INITIAL INTEREST RATE: To be determined 2 London Banking Days prior to the date of issuance

INITIAL INTEREST RESET DATE: The Interest Payment Date next succeeding
  December 19, 1996

MAXIMUM INTEREST RATE: N/A

MINIMUM INTEREST RATE: N/A

REDEMPTION DATES:  Redeemable in whole, or in part, at the option of Morgan
  Stanley Group Inc. upon 30 to 60 calendar days notice on the Interest Payment Date in December 1998 and on each Interest Payment Date thereafter

REDEMPTION PERCENTAGE: 100%

ANNUAL REDEMPTION PERCENTAGE REDUCTION: N/A

OPTIONAL REPAYMENT DATE(S): N/A

REFERENCE SCREEN: TELERATE 3750

CALCULATION AGENT: The Chase Manhattan Bank (London branch)

INDEX CURRENCY: U.S. Dollars

TOTAL AMOUNT OF OID: None


INTEREST PAYMENT DATES: Interest will be payable quarterly in arrears on each day (each an "Interest Payment Date") that corresponds numerically to the preceding Interest Payment Date (or in the case of the first Interest Payment Date, the date of issuance) in the calendar month that is three months after the previous Interest Payment Date (or in the case of the first Interest Payment Date, the date of issuance) or if there is not any such numerically corresponding date in such calendar month, the Interest Payment Date shall be the last day that is a Business Day in that month. In either case, if such date is not a Business Day then the Interest Payment Date will be the next day which is a Business Day unless it would thereby fall into the next calendar month in which case it will be brought forward to the first preceding Business Day. If any Interest Payment Date falls on the last Business Day of any month, each subsequent Interest Payment Date shall be the last Business Day of the relevant month.

ORIGINAL YIELD TO MATURITY:  N/A

INITIAL ACCRUAL PERIOD OID:  N/A

DENOMINATIONS: U.S. $10,000 or U.S. $100,000


      Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

               The Company has agreed to sell, and the underwriters named below (the "Managers") have agreed to purchase, severally but not jointly, at a Purchase Price of 99.53%, an aggregate of U.S. $400,000,000 principal amount of the Notes. The Purchase Price equals the Issue Price to the public of the Notes less a selling concession of .05% and a combined management and underwriting commission of .20% of the principal amount of the Notes. The Managers propose to offer the Notes directly to investors initially at the
issue price set forth on the cover page hereof.   After the initial offering
of the Notes, the offering price and other selling terms may from time to time be varied by the Managers.


                             MORGAN STANLEY & CO.
                                  International

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